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                                                                   Exhibit 10.15

[Only applicable provisions should be utilized for each offer]

Date

Name
Address

Dear _____________:

PETsMART, Inc. ("PETsMART" or the Company) is pleased to offer you the position of ______________________________, starting no later than ___________, 200_, on the following terms:

1.       As ________________________________of PETsMART, you will work at 19601
         N. 27th Avenue, Phoenix, AZ 85027, and perform the duties customarily associated with this position, including but not limited to such duties as may be assigned to you by the Company's Chief Executive Officer. Of course, the Company may change your position, duties and work location from time to time, as it deems necessary.

2. Your initial base salary will be $______________ (____________ dollars) per year less standard deductions and withholdings, paid biweekly.

3. You will be eligible to participate in the Company's Employee Stock Purchase Plan and the Company's Amended and Restated Deferred Compensation Plan, as may be modified from time to time with the approval of the Company's Board of Directors. In addition, you are eligible to participate in the Company Incentive Bonus Plan. The annualized bonus objective initially established for your position is ___% of your base salary, subject to annual review by the Compensation Committee of the Board. As with all executives, receipt of year-end bonus will be subject to the achievement of our annual financial plan and individual management objectives.

4. Upon approval by the Board after commencement of your employment with PETsMART, you will receive an incentive stock option grant, under the terms of the Company's Equity Incentive Plan, in the total amount of
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         ______________________ (_______) shares of PETsMART common stock. From time to time, the Board reviews the outstanding option grants for senior Company executives and may issue additional options at its discretion.

5. The Company will reimburse you for reasonable documented business expenses pursuant to Company policy.

6. You will receive relocation benefits for your move from ___________ to ____________under the terms of the enclosed Relocation Benefits Agreement. These benefits include reimbursement of expenses directly related to your relocation and consist of ___________, ___________, ___________, ___________.

7. For the fiscal year of 200_, you are guaranteed a bonus of $________to be paid in (month/year ) as long as your performance equals or exceeds "solid achievement".

8. You will receive a signing bonus of $______________within ___ days of your acceptance of this offer.

9. In addition to your salary and incentive compensation, you will be eligible for the following Company benefits consistent with Company policy: _____ (____) weeks of vacation per year, life insurance, and medical and dental coverage. Dependent medical and dental coverage is also available to you, with a varying portion of the cost paid by you by payroll deduction, depending on your level of participation. You are eligible for our Medical Benefit coverage on the first day of the month after hire date. Details about these benefits are provided in the Associate Handbook and Summary Plan Descriptions. The Company reserves the right to modify your compensation and benefits from time to time, as it deems necessary.

10. Of course, you will be expected to abide by all of the Company's policies and procedures. As a further condition of your employment, you agree to refrain from any unauthorized use or disclosure of the Company's proprietary or confidential information or materials. You also agree to sign and comply with the Company's Confidentiality Agreement, Non-Compete Agreement and Code of Business Ethics and Policies. By accepting this offer, you are representing that you are not a party to any agreement (e.g., a non-compete) with any third party or prior employer which would conflict with or inhibit your performance of your duties with PETsMART.

11. In the event of a dissolution, liquidation or sale of substantially all of the assets of the Company or a merger or consolidation in which the Company is not the surviving corporation and where your employment is terminated as a result of this change of control, within __ months of the date of the change of control, all of your non vested stock options will immediately become vested. Further detail regarding this change will be included in

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         your stock option grant, which will be issued to you after your employment begins and the Board of Directors approves your stock options. If applicable, this is your official notice that you are a Participant in the Executive Change in Control and Severance Benefit Plan.

12. In the event your employment is terminated with PETsMART, you hereby authorize PETsMART to deduct any amounts you owe to PETsMART from your final paycheck, including any vacation pay, advances, bonus, severance, or other amounts owed to you by PETsMART.

13. Either you or the Company may terminate your employment relationship at any time for any reason whatsoever, with or without cause or advance notice. If the Company terminates your employment without cause at any time, the Company will pay you, as the only severance compensation, in bi-weekly payments, an amount equal to 12 months of your base salary, subject to standard payroll deductions and withholdings. If you resign or your employment is terminated for cause, all compensation and benefits will cease immediately, and you will receive no severance benefits.

14. This letter constitutes the complete, final and exclusive embodiment of the entire agreement between you and PETsMART with respect to the terms and conditions of your employment. In entering into this agreement, neither party is relying upon any promise or representation, written or oral, other than those expressly contained herein, and this agreement supersedes any other such promises, representations or agreements. It may not be amended or modified except in a written agreement signed by you and a duly authorized Company officer. As required by law, this offer of employment is subject to proof of your right to work in the United States. This offer is also subject to your submission to a mandatory drug test. The results of this test may disqualify you from employment with the Company.

15. To ensure rapid and economical resolution of any disputes which may arise under this agreement, you and the Company agree that any and all disputes or controversies of any nature whatsoever, regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum) under the then existing rules of American Arbitration Association.

We are looking forward to you accepting our offer as described above. Please sign below and return this letter in the enclosed envelope to: Senior Vice President, Human Resources, 19601 N. 27th Avenue, Phoenix, Arizona 85027 immediately. I look forward to you joining the PETsMART team and feel that you

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have a great deal to contribute to our organization. I am confident you will find challenge, satisfaction and opportunity while at PETsMART.

Very truly yours,

PETsMART, INC.



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Senior Vice President, Human Resources

Agreed and Accepted:



---------------------------------
Name

---------------------------------
Date

Enclosures

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                                [PETSMART LOGO]

                          RELOCATION BENEFITS AGREEMENT
                         FOR GRADES 16 & ABOVE (OFFICER)

In return for the investment and commitment in financial terms that PETsMART is making to you, we request that you make an employment commitment to PETsMART. If you voluntarily end your employment or are terminated for cause within 12 months from either your new home closing date or your new lease commencement date or your date of hire, whichever is longer, you will be required to repay PETsMART for all costs associated with your employment and relocation. Any commitments made by PETsMART that have not been used will expire one year from the move.

If you are obligated under this agreement to repay PETsMART for relocation costs, you authorize PETsMART to deduct the entire amount due from your final paycheck, including from any vacation pay due or from any other amounts owed to you by PETsMART. All other amounts owed will be due within 30 days of your termination.

There are certain legal requirements that you should know about regarding this agreement and your signature on this agreement indicates that you understand these:

1. If you are required to repay Relocation Expenses to PETsMART under this agreement, you agree that you will repay the entire amount, including all payments made to you directly or on your behalf.

2. By signing below, you are representing that you understand that if you are audited by the IRS or any state tax agency, you alone and not PETsMART will be liable for any taxes, interest or penalties due. You understand that you cannot rely on PETsMART or any officer or employee of PETsMART for advice regarding the proper tax treatment of your relocation costs, and that you are responsible for obtaining independent advice from your own personal tax advisor.

3. Before submitting expenses for reimbursement as relocation costs, you will inform PETsMART whether your spouse is eligible for relocation benefits from another employer, and if so, the terms of those benefits. If your spouse is eligible for any of the same relocation benefits that the Company has offered you, you will only receive one-half of any such benefits from the Company.

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ASSOCIATE SIGNATURE                                           DATE

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PRINT NAME                                                   LOCATION

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